Exhibit 10.1

Form of Executive Employment Agreement Amendment (Named Executive Officers)
NANOSTRING TECHNOLOGIES, INC.
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment to Executive Employment Agreement (this “Amendment”) is made by and between [NAME] (“Executive”) and NanoString Technologies, Inc., a Delaware corporation (the “Company” and together with Executive, the “Parties”) on the dates set forth below.
WHEREAS, the Parties previously entered into an employment agreement effective [DATE][, as amended]1 (the “Employment Agreement”);
WHEREAS, the Company and Executive desire to amend certain provisions of the Employment Agreement related to severance benefits [and potential parachute payments]2, as set forth below.
NOW, THEREFORE, for good and valuable consideration, the Parties agree that the Agreement is hereby amended as follows:
1.The Employment Agreement is hereby amended as follows:
A.The semicolon in the first sentence of Section [__]3 is replaced by the following:
“and if Executive elects continuation coverage pursuant to COBRA (as defined below) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents for a period of [___]4 months, except that the right to future COBRA payments shall terminate the date upon which Executive ceases to be eligible for coverage under COBRA;”
B.[[For R. Bradley Gray only: Section 13 is hereby replaced in its entirety as follows:] [For Joseph Beechem and David Ghesquiere: The following is hereby added to the Employment Agreement as Section [___]5:]
“Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable

[1] Included for R. Bradley Gray, Joseph Beechem, and David Ghesquiere.
[2] Included R. Bradley Gray, Joseph Beechem, and David Ghesquiere.
3 To be filled in as follows: “8(a)” for R. Bradley Gray; “7(b)” for K. Thomas Bailey; “5(a)” for Joseph Beechem and David Ghesquiere; and “6(b)” for J. Chad Brown.

4 To be filled in as follows: : “twelve (12)” for R. Bradley Gray, and “six (6)” for K. Thomas Bailey, Joseph Beechem, J. Chad Brown, and David Ghesquiere.

5 To be filled in as follows: : “19” for Joseph Beechem and “20” for David Ghesquiere.

federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in amounts to be paid must be made, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by a well-recognized independent public accounting firm chosen by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.”
2.Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.
3.Entire Agreement. This Amendment and the Agreement (and any other documents referenced therein) constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.
4.Successors and Assigns. This Amendment and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.
5.Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).
(signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

EXECUTIVE	NANOSTRING TECHNOLOGIES, INC.

By:	By:

Name:	Name:

Date:	Title:

Date: